Exhibit 21

SUBSIDIARIES OF ATRICURE, INC.

AtriCure Europe, B.V., incorporated in the Netherlands

AtriCure, LLC, a Delaware limited liability company

Endoscopic Technologies, LLC, a Delaware limited liability company

nContact Surgical LLC, a Delaware limited liability company

SentreHEART LLC, a Delaware limited liability company

AtriCure Spain, S.L., incorporated in Spain

AtriCure Germany GmbH, incorporated in Germany

AtriCure Hong Kong Limited, incorporated in Hong Kong

AtriCure (Beijing) Medicine Information Consulting Service Co., Ltd., incorporated in Beijing